UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2008

PHYSICIANS FORMULA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33142 (Commission File Number)	23-0340099 (IRS Employer Identification No.)

1055 West 8 th  Street
Azusa, California 91702
(Address of principal executive offices, including Zip Code)

(626) 334-3395
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    On March 7, 2008, the Compensation Committee of the Board of Directors of Physicians Formula Holdings, Inc. (the “Company”) approved cash bonuses with respect to 2007 under the 2007 bonus plan for each of the named executive officers, as set forth below:

Name	Title	2007 Bonus
Ingrid Jackel	Chief Executive Officer	$173,442
Jeffrey P. Rogers	President	173,442
Joseph J. Jaeger	Chief Financial Officer	161,053

    In addition, the Compensation Committee approved a new structure for the 2008 bonus objective for each of the named executive officers.  Target and maximum cash bonus percentages (as a percent of base salary) for each of the named executive officers under the bonus plan will be calculated as follows: 40% of the bonus will be based on the attainment of adjusted earnings before interest, taxes, depreciation and amortization; 40% of the bonus will be based on the attainment of net sales; and 20% of the bonus will be based on a discretionary performance evaluation.

    On March 7, 2008, the Compensation Committee also approved a 4% increase in base salaries of the named executive officers, effective January 1, 2008.  As a result, Ms. Jackel’s base salary increased from $364,000 to $378,560, Mr. Rogers’ base salary increased from $364,000 to $378,560 and Mr. Jaeger’s salary increased from $338,000 to $351,520.

    On March 7, 2008, Claude M. Gros informed the Board of Directors that he decided not to stand for re-election as a director at the Company's 2008 annual meeting of stockholders and has made a decision to resign in April 2008.  Mr. Gros' decision is not the result of any disagreement with the Company on any matter relating to the Company's operation, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYSICIANS FORMULA HOLDINGS, INC.
/s/ Joseph J. Jaeger
Date: March 12, 2008	Name:	Joseph J. Jaeger
	Title:	Chief Financial Officer